EXHIBIT 99.1

Charles Seidler Elected to Board of Directors of S&W Seed Company

FIVE POINTS, June 17, 2010 (BUSINESS WIRE) — S&W Seed Company (NasdaqCM: SANW), a leader in breeding and developing alfalfa seed varieties, announced that Charles “Chip” Seidler was elected to its board of directors on June 11, 2010.

Mr. Seidler is an experienced securities industry professional. In July 2010, Mr. Seidler will join Nomura Securities as a senior member of a proprietary trading group in New York City. For the last three years, he has been employed by Deutsche Bank, most recently as part of a proprietary trading group based in Tokyo, Japan. Mr. Seidler started his career at Goldman Sachs in the research department before he moved to the macro hedge fund, Caxton Associates, where he focused on macro and relative valuing trading with a particular focus on the Japanese markets.

“We think Chip Seidler’s insights as to Asian markets and good business judgment will be an asset to S&W, and we look forward to working closely with him,” said Grover Wickersham, Chairman of S&W Seed Company.

About S&W Seed Company

S&W Seed Company, founded in 1980, is a leader in warm climate alfalfa seed varieties, including varieties that can thrive in poor, saline soils. The company’s claims to salt tolerance and high yield product leadership are verified by decades of university-sponsored trials. S&W owns a 40 acre alfalfa seed cleaning and processing facility. Over 50% of its sales are to Genetics International, which sells to foreign end users, principally in Saudi Arabia. In fiscal 2010, the company launched a pilot program to produce stevia leaf, the source of an all natural, non-caloric sweetener. For more information on the company, please visit their website at www.swseedco.com.

Contact Information:

Jim Blackman
PR Financial Marketing
(713) 256-0369
Jim@prfmonline.com